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                                                                    EXHIBIT 4.40

              EXCLUSIVE TECHNICAL AND CONSULTING SERVICES AGREEMENT

This Exclusive Technical Consulting and Services Agreement (the "Agreement") is entered into in Beijing as of January 26, 2006, between the following two parties (the "Parties)].

Party A:                ANJIAN XINGYE TECHNOLOGY (BEIJING) COMPANY LIMITED

Address: Room C709, south road No. 18, west ring of Beijing Economy & Technology Development Area

Legal Representative:   He Zhicheng

PARTY B:                BEIJING XINRUI NETWORK TECHNOLOGY CO. LTD.

Address: Yuetan Mansion 7th floor, Yuetan North Street No. 2, Xicheng District Beijing

Legal Representative:   Lin Dongliang

WHEREAS,

1. Party A, a wholly foreign-owned enterprise registered in People's Republic of China, owns resources to provide the technical and consulting services.

2. Party B, a wholly domestic invested company registered in PRC, is licensed by relevant government authorities to engage in the business of the Internet information provision service and value-added telecommunication service;

3. Party A agrees to provide technical consulting and relevant services to Party B and Party B agrees to accept such technical consulting and services;

WHEREAS, Party A and Party B, through friendly negotiation and based on equality and mutual benefit, enter into the Agreement as follows:

1.   TECHNICAL CONSULTING AND SERVICES; OWNERSHIP AND EXCLUSIVE INTERESTS

1.1 During the term of this Agreement, Party A agrees to provide relevant technical consulting and services to Party B (the content is specified in Appendix 1) in accordance with conditions under


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     the Agreement.

1.2 Party B hereby agrees to accept such technical and consulting services. Party B further agrees that, during the term of this Agreement, it shall not accept technical consulting and services for above-mentioned business provided by any third party (excluding the third party designated by Party
     A), unless consented by Party A with a written notice or Party A can not provide services under normal business condition.

1.3 Party A shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights arising from the performance of this Agreement, including, (but not limited to, any copyrights, patent, know-how, commercial secrets and otherwise), whether developed by Party A, Party B based on Party A's intellectual property or Party A based on Party B's intellectual property. Party B shall not claim any right, ownership, interest and intellectual property from Party A. Party B shall ensure that there is no party can claim its rights to its intellectual property, on which Party A will develop. Otherwise, Party B shall compensate all the losses suffered by Party A. At the same time, Party A shall take the prudent responsibility of protecting Party B's intellectual property by reasonable measures.

1.4 Party B promises that Party A has the priority on cooperation with party B under same conditions in case Party B is going to cooperate with other enterprises in respect of any business.

2. CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL AND CONSULTING SERVICES (THE "FEE")

2.1 The parties agree that the fees under this Agreement shall be determined according to Appendix 2.

2.2 In case Party B fails to pay the Fee and other fees according to this Agreement, it shall pay a penalty interest, amounting at 5% per year based on the delayed amount of Fee.

2.3 Party A, on the precondition of bearing the Fee by itself, is entitled to appoint its employee or registered accountant of China or other country ("Party A's representative") to check Party B's financial statements and calculate the amount of Fee. Therefore, Party B shall provide Party A's representative with documents, accounts, records, data, etc on request and assist Party A's representative to audit Party B's accounts and confirm the amount of Fee. The Fee shall be the amount confirmed by Party A's representative. Party A is entitled to issue a bill to Party B and ask Party B to pay Fee, which is not made, anytime after Party A's representative issues their audit


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     report. Party B shall make the payment within 7 working days after receiving the bill.

3.   REPRESENTATIONS AND WARRANTIES

3.1  Parties hereby represents and warrants as follows:

     3.1.1 Party A is a company duly registered and validly existing under PRC laws;

     3.1.2 Party A shall perform this Agreement within its corporation powers and scope of business with necessary authorization, and has gained all consents and approvals of any other third parties and government authorities. The performance of this Agreement shall not be in violation of any binding or effective laws or contracts;

     3.1.3 The Agreement will constitute a legal, valid and binding agreement of Party A enforceable against it in accordance with its terms upon execution.

3.2  Party B hereby represents and warrants as follows:

     3.2.1 Party B is a company duly registered and validly existing under PRC laws and is licensed to engage in the value-added telecommunication service;

     3.2.2 Party B shall perform this Agreement within its corporation powers and scope of business with necessary authorization, and has gained all consents and approvals of any other third parties and governmental organs. The performance of this Agreement shall not be in violation of any binding or effective laws or contracts;

     3.2.3 Once the Agreement has been duly executed by both parties, it will constitute a legal, valid and binding agreement of Party B enforceable against it in accordance with its terms upon its execution.

4.   CONFIDENTIALITY

4.1 The Parties agree to try to take various reasonable measures to protect and maintain the confidentiality of the confidential data and information (the "Confidential Information", the


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     provider of data and information shall notify the receiver in writing that what is Confidential Information upon providing) learned or contacted by the Parties in the exclusive consulting and services, and shall not disclose, give or transfer any Confidential Information (including any confidential information in respect of merger, being merged, controlled by third party directly or indirectly) to any third party without prior written consent of either Party. Upon termination or expiration of this Agreement, the Parties shall, at the request of either Party, return any documents, information or software contained any of such Confidential Information to the owner or destroy it, and delete any such Confidential Information from any memory devices, and cease to use such confidential Information. The Parties shall take necessary measures to disclose the Confidential Information to the employees, agents or professional consultants of Party B who need to know such information and cause them to observe the confidential obligations hereunder. Party A, Party B and Party B's employees, agents or professional consultants shall conclude a non-disclosure agreement.

4.2  The limitation stipulated in Section 4.1 shall not apply to:

     4.2.1 the materials available to the public at the time of disclosure;

     4.2.2 the materials that become available to the public after the disclosure not due to the fault of Party B;

     4.2.3 the materials Party B proves to have got the control neither directly nor indirectly from any other party before the disclosure;

     4.2.4 each Party is required by law to disclose to relevant government authorities, stock exchange institute, or necessarily discloses the above confidential information directly to the legal counselor and financial consultant in order to keep its usual business.

4.3 Both Parties agree that this article shall survive the modification, elimination or termination of this Agreement.

5.   INDEMNITY

5.1 If either party to this Agreement breaches this Agreement or any representations and warranties


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     made in this Agreement, the abiding party may notify in writing the default party requesting it to correct its default acts, take relevant measures to effectively and promptly avoid the occurrence of any damages, and to resume the performance of this Agreement 10 days upon receipt of the notice. The default party shall compensate any losses caused to the abiding party and make the abiding party obtain all the rights on the condition that the Agreement is supposed to be fully performed.

5.2 In case either party breaches this Agreement, the abiding party suffered any fees, responsibilities or losses (including but not limited to profit losses); the defaulting party shall compensate all the aforesaid losses suffered by the abiding party (including but not limited to profits and lawyer fees shall be paid or lost due to breach). The total compensation paid by the default party to the abiding party shall equal the losses caused by the breach of this Agreement, which shall include the receivable interests by the abiding party for the performance of this Agreement, but shall not exceed the reasonable expectations of the Parties.

5.3 Party B shall take full responsibility in case not going under Party A's instruction, or utilizing Party A's intellectual property improperly or facing third party 's claim due to improper technical operation. In case that Party B found Party A's intellectual property is used without legal authorization, it shall inform Party A and cooperate with Party A to take any action.

5.4 In the event both Parties breach this Agreement, they shall determine the compensation payable according to the graveness of their breach respectively.

6.   EFFECTIVE DATE AND TERM

6.1 This Agreement shall be executed as of the date indicated at the head of this Agreement, and shall come into effect simultaneously.

6.2 This Agreement will remain effective until Party A is dissolved according to the laws of the PRC, unless is terminated early by Party A.

7.   TERMINATION

7.1 During the term of this Agreement, Party B shall not terminate this Agreement in advance.


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     Otherwise, Party B shall pay a penalty, amounting at 1 million to Party A, compensate all the losses caused thereby to Party A and the relevant fees for the services already provided. Party A may terminate this Agreement at any time with a written notice to Party B 30 days before such termination. If Party A terminates the Agreement in advance due to Party B's reason, Party B shall pay a penalty, amounting at 1 million to Party A and compensate Party A all the losses caused thereby to Party A and pay the relevant fees for the services already provided.

7.2 Subsequent to the termination of this Agreement, the rights and obligations of both Parties under Article 4 and 5 shall remain effective.

8.    DISPUTES RESOLUTION

8.1 The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consulting. In case no settlement can be reached through consulting, each party may submit such dispute to China International Economic and Trade Arbitration Commission (the "CIETAC"). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon both Parties. This article shall survive the termination or elimination of this Agreement.

8.2 Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

9.   FORCE MAJEURE

9.1 Force Majeure, means any event that is beyond the party's reasonable control and cannot be prevented with reasonable care, including but not limited to acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning or war. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other party, without delay, of the approaches of the performance of this Agreement by the affected party.

9.2 In the event that the affected party is delayed in or prevented from performing its obligations


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     under this Agreement by Force Majeure, within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to mitigate or remove the effects of Force Majeure and try to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume performance of this Agreement with their best efforts.

10.  NOTICES

     Notices or other communications required to be given by any party pursuant to this Agreement shall be in writing and be delivered by personal delivery, registered or mail or postage prepaid mail, recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

     Party A:     An Jian Xing Ye Technology (Beijing) Limited

     Address: Room C709, south road No. 18, west ring of Beijing Economy & Technology Development Area

     Fax:         _______________________

     Telephone:   _______________________

     Addressee:   He Zhicheng

     Party B:     Beijing Xinrui Network Technology Co. Ltd.

     Address: Yuetan Mansion 7th floor, Yuetan North Street No. 2, Xicheng District Beijing

     Fax:         _______________________

     Telephone:   _______________________

     Addressee:   Lin Dongliang

11.  ASSIGNMENT

     Party B shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A. Party A nay assign its rights or obligations under this Agreement to any third party without the consent of Party B, but shall inform Party B of the above assignment.


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12.  SEVERABILITY

     Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

13.  AMENDMENT AND SUPPLEMENT

     Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.  GOVERNING LAW

     The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the PRC laws.

IN WITNESS THEREOF THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED ON THEIR BEHALF BY A DULY AUTHORIZED REPRESENTATIVE AS OF THE DATE FIRST SET FORTH ABOVE.


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(no text on this page, signatory page of Exclusive Consultation and Service
Agreeement)

PARTY A: An Jian Xing Ye Technology (Beijing) Limited


Authorized Representative:
                           ------------------------------------


PARTY B: Beijing Xinrui Network Technology Co. Ltd.


Authorized Representative:
                           ------------------------------------


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APPENDIX 1: THE LIST OF TECHNICAL AND CONSULTING SERVICES

Party A shall provide technical and consulting services as follows:

1.   maintenances of the machine room and website;

2.   provision of necessary technical platform for the operation;

3.   provision and maintenances of the office network;

4.   integrated security services for the website;

5. design and implementation of the integrated structure of the network of the website, including the installation of the server system and 24 hours' daily maintenances each week.

6.   development and test of new products;

7. provision and maintenances of on-line payment system and fee calculating system

8.   marketing plan and introduction service of new products;

9.   conception, creation, design, update and maintenance of the web pages;

10.  maintenance of the clients service platform;

11.  training of the employees;

12.  study and analysis on market;

13.  public relationship service


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APPENDIX 2: CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL AND CONSULTING
SERVICES

The service fees hereunder shall be calculated as 75% to 80% of the fees paid each month by Party B's end users to Party B. The exact proportion of above-mentioned fees (within the scope of 75% to 80%) shall be decided by Party A in accordance with the actual service it provides to Party B and shall be calculated quarterly. In consideration of Party B's future business development need, parties agree that Party B shall reserve no less than RMB 1,000,000 cash or cash equivalent in its account. In case, Party B fails to reach such requirement at the end of any quarter, Party A is entitled to deduct the fees of the quarter at least to RMB 500,000 at its discretion.

Party A will calculate fees on quarter basis and inform Party B. Party B shall remit the fees to bank account appointed by Party A within 10 working days after receives payment notice from Party A.

In case Party A thinks that the fee calculation method stipulated herein is improper and need to be adjusted for some reason, Party B shall negotiate with Party A actively and faithfully within 7 working days after receives written request of adjusting fees by Party A and confirm a new fee calculation method or system. If Party B fails to give reply to the aforesaid notice of adjusting fees, it will be regarded as its acceptance of the adjustment.


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